Exhibit 10.1
COMPENSATION OF DIRECTORS
Effective as of June 6, 2007
     Each non-employee director of Kaiser Aluminum Corporation (the “Company”) shall receive:
•	an annual retainer of $40,000 per year;

•	an annual grant of restricted stock having a value equal to $60,000;

•	a fee of $1,500 per day for each meeting of the Board of Directors (the “Board”) attended in person and $750 per day for each such meeting attended by phone; and

•	a fee of $1,500 per day for each Board committee meeting attended in person on a date other than a date on which a meeting of the Board is held and $750 per day for each such meeting attended by phone.
In addition, the Lead Independent Director shall receive an additional annual retainer of $10,000, the Chairman of the Audit Committee of the Board shall receive an additional annual retainer of $10,000, the Chairman of the Compensation Committee of the Board shall receive an additional annual retainer of $5,000 and the Chairman of the Nominating and Corporate Governance Committee of the Board shall receive an additional annual retainer of $5,000, with all such amounts payable at the same time as the annual retainer. Each non-employee director may elect to receive shares of common stock, par value $0.01 per share, of the Company in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the Chairman of a committee.
     The payment of annual retainers (including any additional annual retainers) and the annual grant of restricted stock shall be made each year on the date on which the Company holds its annual meeting of stockholders or such other date as the Board may determine. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive common stock in lieu of any or all of his or her payment of annual retainer (including any additional annual retainer), shall be based on the closing price per share of common stock on the date such grant and payments are made.
     The Company shall reimburse all directors for travel and other disbursements relating to meetings of the Board and committees thereof, and non-employee directors shall be provided accident insurance with respect to Company-related business travel.